UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2006

NEWGOLD, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 900 Sacramento, CA	95814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 449-3913

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 24, 2006, Newgold, Inc. entered into a Mineral Lease Agreement with the owners of approximately 35,000 acres of property located in Elko County, Nevada (the “Antelope Peak” property). The Lessors were Dalton Livestock, a Nevada general partnership and Winchell Ranch, a Nevada corporation. The Lease allows Newgold the exclusive right to explore for and, if warranted, develop gold, silver and barite minerals on the leased property. The Lease includes exploration, mining and access rights, deposit of waste material, mineral processing and water rights. The Lease has an initial term of five (5) years; however the term can be automatically extended thereafter for so long as Newgold is engaged in mining operations.

Newgold paid $20,000 upon the signing of the Lease and is required to pay rent of $50,000 per year. In addition, should mining operations be commenced, the Lessors would be entitled to a percentage of net smelter returns ranging from 2% to 5% depending on the price of gold. Newgold is also required to make annual minimal expenditures for exploration work on the leased property.

Upon conclusion of all mineral exploration and mining operations, if any, Newgold is required to restore the property.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above, which disclosures are incorporated herein by reference. As part of the Lease obligations, Newgold is required to expend funds for exploration work on the leased premises as follows:

During the first lease year During the second lease year During the third lease year During the fourth lease year During the fifth lease year	$150,000 $450,000 $1,000,000 $1,500,000 $2,000,000

Newgold may terminate the Lease at any time upon notice to the Lessors which would terminate the lease payments and exploration expenditures required in the Lease.

Item 9.01 Financial Statements and Exhibits

Exhibits.

10.1	Mineral Lease Agreement, dated October 24, 2006, by and among Newgold, Inc. and Lessors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2006	NEWGOLD, INC. By: /s/ James Kluber James Kluber Chief Financial Officer (Duly Authorized Officer)

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